                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                           LINDSAY MANUFACTURING CO.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           LINDSAY MANUFACTURING CO.

                    Notice of Annual Meeting of Stockholders

                                FEBRUARY 7, 1997

     The Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Friday, February 7, 1997, at 1:30 p.m., Central Standard Time, for the following purposes:

          (1) To elect two directors.

          (2) To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000.

          (3) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ending August 31, 1997.

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of two directors, amendment of the Company's Restated Certificate of Incorporation and the ratification of the appointment of independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on December 16, 1996 will be entitled to notice of and to vote at the meeting.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
January 6, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                           LINDSAY MANUFACTURING CO.
                                East Highway 91
                            Lindsay, Nebraska 68644

                               ------------------

                                PROXY STATEMENT
                                      for
                         ANNUAL MEETING OF STOCKHOLDERS
                                       of
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") to be held on February 7, 1997 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at East Highway 91, Lindsay, Nebraska 68644. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about January 6, 1997.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 10.1% of the total shares outstanding as of December 16, 1996. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     Only holders of Common Stock of record at the close of business on December 16, 1996 will be entitled to vote at the Annual Meeting. At the record date, there were 6,332,916 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

     The following table sets forth, as of December 16, 1996, the beneficial ownership of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the

Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                                   NUMBER OF SHARES
                                                                     BENEFICIALLY           PERCENT
                              NAME                                     OWNED(1)             OF CLASS
----------------------------------------------------------------   ----------------         --------
Vaughn L. Beals, Jr., Nominee for Director......................              0               *
Howard G. Buffett, Director.....................................          2,250(2)            *
John W. Croghan, Director.......................................         58,500(2)            *
J. David Dunn, Director.........................................         16,387(2)            *
Eduardo R. Enriquez, Vice President -- International and
  President of Lindsay International Sales Corporation..........         18,953(2)            *
Bruce C. Karsk, Vice President -- Finance, Secretary and
  Treasurer.....................................................         78,300(2)             1.2%
Clifford P. Loseke, Vice President -- Manufacturing.............         34,000(2)            *
Gary D. Parker, Chairman of the Board, President and Chief
  Executive Officer.............................................        389,011(2)             6.0%
George W. Plossl, Director......................................         16,050(2)            *
Robert S. Snoozy, Vice President -- Sales and Marketing.........         26,800(2)            *
The Bass Management Trust and Other Related Parties.............        935,299(3)(4)         14.8%
Palisade Capital Management, L.L.C..............................        508,400(4)(5)          8.0%
All executive officers and directors as a group (10 persons)....        680,301(2)            10.1%

---------------
 *  Represents less than 1% of the outstanding Common Stock of the Company.

(1) Each director and executive officer has sole voting and investment power over the shares he beneficially owns, and all such shares are owned directly unless otherwise indicated.

(2) Includes 2,250; 15,750; 15,750; 15,470; 67,688; 20,500; 171,375; 14,670;
    20,500; and 379,953 shares of restricted stock granted but not yet issued or shares which may be acquired within 60 days of December 16, 1996, pursuant to the exercise of options by Messrs. Buffett, Croghan, Dunn, Enriquez, Karsk, Loseke, Parker, Plossl and Snoozy and the executive officers and directors as a group, respectively.

(3) The Bass Management Trust and Other Related Parties c/o W. Robert Catham, 201 Main Street, Suite 2600, Fort Worth, Texas 76102. These securities are held by The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Lee M. Bass, Thomas M. Taylor, Sid Bass Management Trust, Sid R. Bass, Trinity I Fund, L.P., TF Investors, L.P., Trinity Capital Management, Inc., Portfolio Partners, L.P. and Portfolio Associates, Inc.

(4) Based on information on Form 13D, 13F and 13G filed with the Securities and Exchange Commission with respect to the Company's Common Stock.

(5) Palisade Capital Management, L.L.C., Suite 695, One Bridge Plaza, Fort Lee, New Jersey 07024.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has nominated Vaughn L. Beals, Jr. and Gary D. Parker to serve three-year terms as directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Mr. Beals and Mr. Parker. The Board of Directors knows of no reason why Mr. Beals or Mr. Parker might be unavailable to serve, if elected. Mr. Beals and Mr. Parker have each expressed an intention to serve, if elected. If either Mr. Beals or Mr. Parker is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between Mr. Beals or Mr. Parker and any other person pursuant to which either of such nominees was selected. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MR. BEALS AND MR. PARKER.

     The table below sets forth certain information regarding the directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated. J. David Dunn has decided not to stand for re-election to the Board of Directors. His term as Director expires on February 7, 1997.

                                                      PRINCIPAL                 DIRECTOR     TERM TO
             NAME                 AGE                 OCCUPATION                 SINCE       EXPIRE
------------------------------    ---     ----------------------------------    --------     -------
                                              NOMINEES
Vaughn L. Beals, Jr...........    68      Chairman-Emeritus,                       n/a          n/a
                                            Harley-Davidson, Inc.
Gary D. Parker................    51      Chairman (since 1989),                  1978         1997
                                            President and Chief Executive
                                            Officer of the Company
                                   DIRECTORS CONTINUING IN OFFICE
Howard G. Buffett.............    42      Chairman of the Board,                  1995         1998
                                            The GSI Group(1)
John W. Croghan...............    66      Chairman of Lincoln Capital             1989         1999
                                            Management Corporation(2)
George W. Plossl..............    78      President of G.W. Plossl & Co.,         1989         1998
                                          Inc.

---------------
(1) Prior to joining The GSI Group in 1995, Mr. Buffett was Corporate Vice President, Assistant to the Chairman and director of Archer Daniels Midland Company from 1992 to 1995 and a County Commissioner of Douglas County, Nebraska from 1989 to 1992. Mr. Buffett is also a director of The GSI Group, Berkshire Hathaway, Inc. and Coca-Cola Enterprises, Inc.

(2) Mr. Croghan is also a director of St. Paul Federal Bancorp for Savings Inc.

     Information regarding executive officers of the Company is found in the Company's Annual Report which has been supplied with this Proxy Statement.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended August 31, 1996, the Board of Directors held four meetings and took action by written consent four times. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during fiscal 1996.

     The Board of Directors has established three committees: Audit, Compensation and Nominating.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Croghan, Dunn and Plossl. The Audit Committee met three times during fiscal 1996.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Croghan, Dunn and Plossl. The Compensation Committee met one time and took action by written consent in lieu of meeting one time during fiscal 1996.

     NOMINATING COMMITTEE. The Nominating Committee, composed of Directors Dunn, Parker and Plossl, is responsible for nominating persons to serve as directors of the Company. The Nominating Committee met one time during fiscal 1996.

COMPENSATION OF DIRECTORS

     During fiscal year 1996, the Compensation Committee increased the annual fee paid to non-employee Directors, commencing in fiscal year 1997, from $15,000 to $24,000. Fees of $1,200 per day for attending meetings of the Board of Directors and $600 per day for attending meetings of committees of the Board of Directors or other meetings at the request of the Company remain unchanged. Directors are also reimbursed for expenses they incur in attending meetings. Directors who are not employees of the Company are also eligible to receive grants of nonqualified options to purchase Common Stock in amounts determined by disinterested members of the Committee. Continuing Directors receive an annual grant of options to purchase 2,250 shares of Common Stock on September 3 of each fiscal year at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. New Directors receive an initial grant of options to purchase 11,250 shares of Common Stock on the 3rd of September after becoming a Director at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. The maximum number of shares that can be issued to such directors pursuant to such options is the greater of 135,000 or 2% of the total shares outstanding. Options granted to a director vest ratably over a five-year period and unexercised options are subject to forfeiture if a director retires voluntarily or is terminated for cause. During fiscal 1996, the Company granted Messrs. Buffett, Croghan, Dunn and Plossl options to purchase 11,250 (first-year grant), 2,250, 2,250 and 2,250 shares of Common Stock, respectively, at an exercise price of $23.00 per share. Director Plossl exercised options for 1,080 shares of Common Stock at an exercise price of $13.90 during fiscal 1996.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the three fiscal years ended August 31, 1996, August 31, 1995 and August 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                 -------------------------------------
                                    ANNUAL COMPENSATION                   AWARDS             PAYOUTS
                             ----------------------------------  -------------------------  ----------
                                                                     (f)          (g)
                                                      (e)        RESTRICTED    SECURITIES      (h)            (i)
         (a)                   (c)       (d)     OTHER ANNUAL       STOCK      UNDERLYING      LTIP        ALL OTHER
 NAME AND PRINCIPAL   (b)    SALARY     BONUS   COMPENSATION(1)  AWARD(S)(2)  OPTIONS/SARS  PAYOUTS(3)  COMPENSATION(4)
      POSITION        YEAR     ($)       ($)          ($)            ($)          (#)          ($)            ($)
--------------------- ----   -------   -------  ---------------  -----------  ------------  ----------  ---------------
Gary D. Parker....... 1996   339,859   300,000     --              689,625       --             --           49,512
  Chairman, President 1995   323,675   300,000     --              525,000       --             --           46,023
  and Chief Executive 1994   302,500   300,000     --              546,750       --             --           47,701
  Officer
Eduardo R.
  Enriquez........... 1996    90,000    22,000     --               --           --             --            6,757
  Vice President --   1995    86,776    25,000     --               --          4,000           --            6,766
  International and   1994    83,842    15,000     --               --           --             --            7,263
  President of
  Lindsay
  International Sales
  Corporation
Bruce C. Karsk....... 1996   121,527    85,000     --               57,375       --             --           15,304
  Vice President --   1995   115,740    77,000     --               31,250       --             --           15,142
  Finance, Secretary  1994   110,227    75,000     --               33,250       --             --           15,408
  and Treasurer
Clifford P. Loseke... 1996    93,185    35,000     --               --           --             --            7,229
  Vice President --   1995    89,601    33,000     --               --          4,000           --            8,647
  Manufacturing       1994    85,335    45,000     --               --           --             --            7,738
Robert S. Snoozy..... 1996    81,643    75,000     --               --           --             --            8,083
  Vice President --   1995    77,756    57,000     --               --          4,000           --            8,644
  Sales and Marketing 1994    74,054    65,000     --               --           --             --            8,142

---------------
(1) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

(2) Represents restricted stock awards of 27,000 shares and 1,500 shares (adjusted for the February 22, 1996 three-for-two stock split) for Messrs. Parker and Karsk, respectively, in each of fiscal 1996, fiscal 1995 and fiscal 1994. The restricted stock awards vest two years from the date of grant and participate in dividends on a nonpreferential basis. 22,500 shares of each year's restricted stock award to Mr. Parker were performance based. At August 31, 1996, the value of each award to Mr. Parker of 27,000 shares in fiscal 1996, 1995 and 1994 is $1,046,250. At August 31, 1996, the value of each award to Mr. Karsk of 1,500 shares in fiscal 1996, 1995 and 1994 is $58,125.

(3) The Company does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(4) These amounts for fiscal 1996 consist of contributions to the Company's defined contribution profit-sharing plan of $8,491, $6,064, $8,491, $6,149 and $7,608 for Messrs. Parker, Enriquez, Karsk, Loseke and Snoozy, respectively, and of premiums for supplemental life insurance (and, in the case of Messrs. Karsk and Parker, the value of split-dollar supplemental term life insurance) of $41,021, $693, $6,813, $1,080 and $475 for Messrs.
    Parker, Enriquez, Karsk, Loseke and Snoozy, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted to the executive officers listed in the Summary Compensation Table during fiscal year 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information concerning options exercised during fiscal year 1996, the number of unexercised options and the value of unexercised options at the end of fiscal 1996 for the executive officers whose compensation is reported in the Summary Compensation Table.

                                                                           (d)(1)
                                                                          NUMBER OF                (e)
                                                                         SECURITIES        VALUE OF UNEXERCISED
                                                                         UNDERLYING            IN-THE-MONEY
                                                                         UNEXERCISED         OPTIONS/SARS AT
                                                                       OPTIONS/SARS AT       FISCAL YEAR END
                                      (b)(1)             (c)         FISCAL YEAR END (#)          ($)(2)
              (a)                 SHARES ACQUIRED   VALUE REALIZED      EXERCISABLE/           EXERCISABLE/
              NAME                ON EXERCISE (#)        ($)            UNEXERCISABLE         UNEXERCISABLE
--------------------------------  ---------------   --------------   -------------------   --------------------
Gary D. Parker..................       19,500           358,931            171,375/-0-            5,516,145/-0-
Eduardo R. Enriquez.............      -0-               -0-               14,270/8,400          302,890/160,704
Bruce C. Karsk..................      -0-               -0-                 67,688/-0-            2,178,534/-0-
Clifford P. Loseke..............      -0-               -0-               18,600/8,400          439,521/160,704
Robert S. Snoozy................      -0-               -0-               18,600/8,400          439,521/160,704

---------------
(1) Shares adjusted for the three-for-two stock split of February 22, 1996.

(2) Based on the difference between the August 31, 1996 Common Stock market closing price and the related option exercise price.

RETIREMENT PLAN

     The Company has a nonqualified Supplemental Retirement Plan (a defined benefit retirement plan) that provides participants with certain retirement benefits after the employee reaches his normal retirement age (age 62 for Messrs. Parker, Karsk, Loseke and Snoozy and age 65 for Mr. Enriquez) which would otherwise be denied them due to benefit limitations for Internal Revenue Code qualified plans. The retirement benefits payable to participants pursuant to this plan are determined by a calculation which is based on average annual earnings (base salary plus cash bonuses) for the three highest earning years during the ten year period immediately prior to the participant's retirement reduced by the participant's retirement benefits from the Company's Profit Sharing Plan, Social Security benefits payable, and benefits from any retirement or pension plan the participant may be entitled to from any prior employers.

     The Supplemental Retirement Plan provides reduced benefits for a participant who elects early retirement at age 55 (age 60 in the case of Mr. Enriquez) or later but before age 62 (age 65 in the case of Mr. Enriquez). While the benefits are paid from the general assets of the Company, the Company has secured life insurance on the participants to provide the Company with the funds necessary to provide the above described supplemental retirement benefits. Upon attainment of the normal retirement age the projected annual benefits are $291,492, $8,772, $0, $18,120 and $0 for Messrs. Parker, Enriquez, Karsk, Loseke and Snoozy, respectively.

EMPLOYMENT AGREEMENTS

     The Company's employment agreement with Mr. Parker provides for the payment of a base salary, a performance bonus and a deferred bonus. It also provides that Mr. Parker will be eligible to receive restricted Common Stock, options to purchase Common Stock, SARs (none to date) and SIRs as well as certain fringe benefits provided in the Company's employee benefit programs. Under the agreement, Mr. Parker receives a performance bonus (up to a maximum $150,000 in any fiscal year) equal to 2% of the Company's pretax earnings if the Company's pretax earnings are greater than 15% of its average equity during the year. A deferred bonus, the payment of which is deferred 12 months and is unvested, may also be earned by Mr. Parker in an amount equal to the current year's bonus. The aggregate of the performance bonus and the deferred bonus awarded in any fiscal year may not exceed $300,000. Additionally, Mr. Parker is entitled to receive an annual award of 22,500 shares of restricted Common Stock if the Company achieves a pretax return on beginning equity of at least 20%. He may not sell, transfer, pledge or assign the restricted Common Stock for at least two years from the date of grant and this stock does not vest until the end of the two-year period. Mr. Parker's employment agreement expires August 31, 2001 and may be extended for up to two additional years. If the Company were to terminate Mr. Parker's employment without cause, as defined therein, or if there were a change in control, as defined therein, Mr. Parker would be entitled to receive a lump sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement or any earned bonus plus incentive and any deferred bonus for the year in which the termination occurs plus additional compensation equal to 250% of his average gross compensation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     EXECUTIVE OFFICER COMPENSATION The Compensation Committee of the Board of Directors, which is composed of three independent outside directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

     COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure the Company's Executive Compensation Program is effective in retaining and motivating executives needed to achieve performance objectives and maximize shareholder value. The Company's objective is to closely align the executives' financial interests with those of the shareholders. The Compensation Committee, as it deems appropriate, utilizes outside consulting services and compensation surveys and reviews executive compensation for a group of comparative companies to determine competitive levels of compensation.

     The Company subscribes to a total compensation theory in which base salary, performance bonus, benefits and grants of restricted stock and/or options to purchase common stock are considered individually and in total. Base salary is a function of the executive officers' prior salary and the Compensation Committee's view of base salary levels for executive officers with comparable positions and responsibilities in other companies. The remaining portion of each executive officer's compensation is directly related to the success of the Company. This is accomplished in two ways. First, each executive officer is eligible to earn a bonus based primarily upon the executive's individual performance, considering both qualitative and quantitative factors, and the performance of the operating or staff organization for which the executive officer is responsible. For example, executive officers with sales responsibilities earn a bonus if specific sales and margin goals are obtained. If performance for the year is below targeted levels, there would be only a nominal bonus payment or, in some cases, no bonus payment. As specific goals are met or exceeded, the executive officer is entitled to receive a progressively larger bonus up to a stated maximum. Total bonus is based secondarily on the overall performance of the Company.

     Second, believing that significant ownership of Company stock serves to align key management's interest with that of shareholders, executive officers who, in the opinion of the Compensation Committee, contribute to the growth, development and financial success of the Company are awarded restricted Common Stock and/or options to purchase Common Stock. Grants of restricted Common Stock do not vest until two years from the grant date. All grants of options to purchase Common Stock have been made with an exercise price equal to the closing price of the Common Stock on the date of grant, and stock options granted since Fiscal 1991 vest ratably over a five-year period. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders.

     DISCUSSION OF 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. As described above, the Compensation Committee is responsible for establishing total compensation for all executives, including Gary Parker, considering both a pay-for-performance philosophy with a cap on the maximum bonus opportunity and market rates of compensation. In determining Mr. Parker's compensation for 1996, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and leadership, and competitive levels of compensation. The Compensation Committee also considered more subjective factors, such as implementation of the Company's plan to enhance shareholder value. With respect to establishing Mr. Parker's 1996 salary, emphasis was placed on performance and competitive salaries in the marketplace. With respect to Mr. Parker's 1996 bonus, the Company's 1996 internal plan was met or exceeded, and the maximum allowable bonus was awarded. In support of the Compensation Committee's focus on executive stock ownership, the Company exceeded the return on equity goal established for Mr. Parker, and restricted shares were granted for Fiscal 1996. See "EMPLOYMENT AGREEMENTS."

     The Compensation Committee believes that the Company's accomplishments under Mr. Parker's demonstrated leadership contributed to the overall performance of the Company and that this is reflected in the compensation package.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

                                          John W. Croghan
                                          J. David Dunn
                                          George W. Plossl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

                               [PERFORMANCE GRAPH]


                                         1991     1992    1993    1994    1995    1996
--------------------------------------------------------------------------------------
Lindsay Manufacturing Co.                100       145     142     136     163    276
Nasdaq Composite Total Return Index      100       108     143     149     201    226
S&P Machinery (Diversified)              100        92     144     160     184    205


             AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved, subject to approval by the stockholders of the Company, a proposal to amend the Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized from 10,000,000 to 25,000,000.

     Management believes that this amendment would benefit the Company by providing greater flexibility to the Board of Directors to issue additional equity securities, for example, to effect stock splits of the outstanding Common Stock, to raise additional capital, to facilitate possible future acquisitions and to provide stock-related employee benefits. If the increase is approved at the Annual Meeting, generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of Common Stock unless required by law or any rules or regulations to which the Company is subject. However, as long as the Common Stock is listed for trading on the Nasdaq National Market, the flexibility that this amendment would provide the Board of Directors will be limited by rules which, as presently in effect, would generally require stockholder approval for the issuance of shares when: (i) a stock option or purchase plan is to be established or other arrangements made pursuant to which stock may be acquired by officers or directors except for warrants or rights issued generally to securityholders of the Company or broadly-based plans or arrangements including other employees; (ii) the issuance would result in a change in control of the Company; (iii) stock or assets of another company are to be acquired, if a director, officer or substantial shareholder of the Company has a 5% or greater interest (10% or greater, collectively), directly or indirectly, in the company or assets to be acquired or the consideration to be paid and the present or potential issuance of Common Stock could result in a 5% or greater increase in outstanding shares of Common Stock; (iv) Common Stock, or securities convertible into or exercisable for Common Stock, are to be issued in any transaction or series of related transactions, other than a public offering for cash, if (a) the Common Stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Stock or securities convertible into or exercisable for Common Stock, or (b) the number of shares of Common Stock to be issued is, or will be, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock; (v) the Company sells or issues shares of Common Stock, or securities convertible into or exercisable for Common Stock, in a nonpublic offering for less than the greater of book or market value, which with sales by officers, directors or substantial shareholders of the Company, equal to 20% or more of the number of shares of Common Stock or 20% or more of the voting power outstanding before the issuance; or (vi) the Company sells or issues shares of Common Stock, or securities convertible into or exercisable for Common Stock, in a nonpublic offering for less than the greater of book or market value equal to 20% or more of the number of shares of Common Stock or 20% or more of the voting power outstanding before the issuance.

     Although the Company considers from time to time acquisitions and other transactions that may involve the issuance of additional shares of Common Stock (any one or more of which may be under consideration or acted upon at any time), the Company is not a party to any agreements with respect to any such transactions, nor does it have any agreements, commitments or understandings with respect to such transactions or that would involve the issuance of additional shares of Common Stock in amounts that would exceed the number of currently authorized and unissued shares.

     Depending upon the consideration per share received by the Company for any subsequent issuance of Common Stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock. Also, future issuances will increase the number of outstanding shares of Common Stock, thereby decreasing the percentage ownership in the Company (for voting, distributions and all other purposes) represented by existing shares of Common Stock. The availability for issuance of the additional shares of Common Stock and any issuance thereof, or both, may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. The Company is not aware of any person or entity who is seeking to acquire control of the Company. Holders of Common Stock do not have any preemptive rights to acquire any additional securities issued by the Company.

     As of December 16, 1996, 7,341,236 shares of Common Stock were issued (of which 1,008,320 shares have been repurchased by the Company and were held as treasury stock and 6,332,916 shares were outstanding) and 800,050 shares of Common Stock were reserved for issuance pursuant to the Company's employee and director Long-Term Incentive Plans. Accordingly, only an additional 1,858,714 unreserved shares of Common Stock are available for issuance under the Restated Certificate of Incorporation. If the proposed amendment to the Restated Certificate of Incorporation is not adopted, it would be necessary to convene a special meeting of stockholders before the Company could effect a stock split or consummate any transaction in which the number of shares of Common Stock that would be issued, together with all other new issuances of Common Stock after December 16, 1996, would exceed 2,658,764 shares. This could potentially add to the costs of a proposed transaction and the added time necessary to prepare for and hold a stockholders meeting could serve as a disincentive for third parties otherwise interested in making an investment in, or entering into other transactions with, the Company. It is for these and similar reasons that companies have authorized and unissued shares available for issuance.

     Adoption of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions and broker nonvotes will have the same effect as a vote against the amendment. If approved by the stockholders, such increase in the number of authorized shares will become effective upon the filing with the Secretary of State of the State of Delaware of an amendment to the Restated Certificate of Incorporation setting forth such increase.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 25,000,000.

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Coopers & Lybrand L.L.P., who has been auditor for the Company since 1974, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending August 31, 1997.

This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1997.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than January 18, 1997. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by January 18, 1997. Only stockholders of record as of December 16, 1996 are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement relating to its next annual meeting, stockholder proposals must be submitted by September 9, 1997 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Company has incorporated portions of its Annual Report into this Proxy Statement as indicated herein. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY

WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MR. BRUCE C. KARSK AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
January 6, 1997

                                REVOCABLE PROXY

                           LINDSAY MANUFACTURING CO.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY MANUFACTURING CO. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 7, 1997 AND AT ANY ADJOURNMENT THEREOF.

        The undersigned hereby authorizes the Board of Directors of Lindsay Manufacturing Co. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Friday, February 7, 1997, at 1:30 p.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

        1. ELECTION OF DIRECTORS

                 [ ] FOR all nominees listed below for terms to                               [ ] WITHHOLD AUTHORITY to vote for
                   expire in 2000 (except as marked to the contrary below)                      all nominees listed below
                                                     Vaughn L. Beals, Jr.       Gary D. Parker

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

        ----------------------------------------------------------------

        2. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. Amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000.

                           [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

        3. AUDITORS. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending August 31, 1997.

                           [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

        4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS, FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

               (continued and to be signed on the reverse hereof)

         This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 7, 1997 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

     Dated:  , 1997.

                                              -----------------------------
                                                       (Signature)

                                              -----------------------------
                                               (Signature if held jointly)

                                              Please sign exactly as name
                                              appears on this proxy. When
                                              shares are held by joint
                                              tenants, both should sign.
                                              When signing as attorney,
                                              executor, administrator,
                                              trustee or guardian, please
                                              give your full title. If a
                                              corporation, please sign in
                                              full corporate name by
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by
                                              authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.